UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 21, 2004

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada	89119-3720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(702) 897-7150

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Shuffle Master, Inc. (the “Company”) hereby provides the following update in its description of Legal Proceedings.

VendingData I. In March 2002, the Company filed a patent infringement complaint against VendingData Corporation that alleged that VendingData infringed two of the Company’s patents (“VendingData I”). The Company is seeking an unspecified amount of damages and a permanent injunction against VendingData’s infringing conduct.

In August 2004, VendingData filed a motion for summary judgment, alleging that the claims of the two patents on which they had been sued were invalid. On October 14, 2004, the court denied VendingData’s motion for summary judgment. The Company now believes that it is very likely that this case will proceed to trial.

VendingData II. On October 5, 2004, the Company filed a new patent infringement lawsuit against VendingData Corporation (“VendingData II”). The new suit alleges that the use, importation and offering for sale of VendingData’s PokerOne shuffler infringes another patent owned by the Company, (not one of the two patents that are the subject of the earlier filed case described above). The suit was also filed in the United States District Court for the District of Nevada in Las Vegas, Nevada. The complaint seeks an unspecified amount of damages against VendingData and a preliminary and permanent injunction against VendingData’s infringing conduct. VendingData has not yet answered this new complaint, but the Company expects that VendingData will deny infringement and also file counterclaims that allege that the Company’s patent is invalid. The Company believes that it will prevail in this infringement action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: October 21, 2004

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer